TRANSITION AGREEMENT
This TRANSITION AGREEMENT (the “Agreement”) is effective as of August 6, 2018 (the “Effective Date”) and is entered into by and between PICO Holdings, Inc., a Delaware corporation (the “Company”), and John T. Perri (“Executive”).
WHEREAS, Executive and the Company entered into that certain Employment Agreement effective as of January 1, 2017 (the “Employment Agreement”), which is attached hereto as EXHIBIT A; and
WHEREAS, Executive and the Company mutually desire to set forth the terms and conditions governing the agreed upon transition in Executive’s employment with the Company.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Executive and the Company agree as follows:

1.Bonus Plan Participation.
(a)    As of the Effective Date, Executive shall no longer be eligible to participate in the Company’s Executive Bonus Plan (the “Executive Bonus Plan”), and shall immediately cease to be a Participant (as defined in the Executive Bonus Plan) for all purposes under the Executive Bonus Plan. Consistent with, and in furtherance of, the foregoing, Executive and the Company hereby acknowledge and agree as follows:

•
in no event shall Executive be entitled to a bonus under the Executive Bonus Plan for the 12-month period between January 1, 2018 and December 31, 2018, regardless of whether Executive is employed by the Company through such period;

•	Section 3.2 of the Employment Agreement is hereby deleted in its entirety and shall have no further force or effect;

•	Section 6.1(b) of the Employment Agreement is hereby deleted in its entirety and shall have no further force or effect;

•	the third sentence of Section 6.2 of the Employment Agreement is hereby deleted in its entirety and shall have no further force or effect; and

•
subsection (i) of Section 6.3 of the Employment Agreement shall be amended and restated as follows: “the Company shall pay to Executive on the date of such termination, in each case to the extent not previously paid, Executive’s base salary then in effect through the date of such termination and Executive’s accrued but unused vacation and other paid time off”.

(b)    For the avoidance of doubt, Executive shall remain eligible to participate in the Company’s Executive Change in Control Bonus Plan (the “CIC Bonus Plan”) following the Effective Date.
2.    Transition Duties. During the Transition Period (as defined below) Executive shall report directly to the Chairman of the Company’s Board of Directors (and the Company’s Chief Financial Officer, if and when the Company appoints a new Chief Financial Officer) (collectively, the “Direct Reports”), and will perform the duties set forth hereto on EXHIBIT B (collectively, the “Designated Duties”), and/or such other duties as may be assigned to Executive by the Direct Reports from time to time following the Effective Date.
3.    Base Salary. Executive shall continue to receive his current base salary throughout the Transition Period.
4.    Transition Period. For purposes of this Agreement, the “Transition Period” shall mean the period beginning on the Effective Date and ending on the date that is the earliest of:
(a)    the date that the Company files its Annual Report on Form 10-K for the fiscal year ending December 31, 2018;
(b)    a date selected in the sole discretion of the Company, provided such date is not before December 31, 2018; and
(c)    the date of Executive’s Involuntary Termination (as defined in the Employment Agreement and as amended pursuant to this Agreement).
In the event that the Transition Period ends on either of the dates referred to in Sections 4(a) and 4(b) above, then Executive’s Involuntary Termination shall be deemed to have occurred on such date.
5.    Good Reason. Executive hereby acknowledges and agrees that neither (i) the change in Executive’s authority, duties and responsibilities as contemplated by the Designated Duties (or such other duties as may be assigned to Executive by the Direct Reports from time to time following the Effective Date), nor (ii) Executive’s performance of the Designated Duties and/or such other duties as may be assigned to Executive by the Direct Reports from time to time following the Effective Date, nor (iii) Executive no longer serving as the Company’s Chief Financial Officer and/or the Company’s appointment of a new Chief Financial Officer to replace Executive, shall constitute “Good Reason” as defined in Section 6.6(d) of the Employment Agreement.
6.    Transition Bonus.
(a)    Subject to Section 6(b), if Executive remains employed by the Company through the Transition Period, then the Company shall pay Executive a one-time cash bonus in the amount of $250,000, payable in a lump-sum within three business days following the completion of the Transition Period, subject to withholding of applicable taxes (the “Transition Bonus”).

(b)    Executive shall not be entitled to receive the Transition Bonus, and Section 6(a) above shall automatically terminate and be of no further force or effect, if during the Transition Period there occurs a CIC Transaction (as defined in the CIC Bonus Plan).
For the avoidance of doubt, under no circumstance shall Executive be entitled to receive the Transition Bonus and a bonus under the CIC Bonus Plan, subject to the terms and conditions thereof.
7.    Effect of Agreement. Except as expressly modified by this Agreement, the Employment Agreement shall remain unmodified and in full force and effect. Consistent with, and in furtherance of, the foregoing, Executive and the Company hereby acknowledge and agree as follows:

•	the provisions of Section 6.5 and Section 7.7 of the Employment Agreement shall be applied with respect to the payment of the Transition Bonus under this Agreement; and

•
the provisions of Section 7.5 of the Employment Agreement shall be applied with respect to any disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement.

8.    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by a duly authorized representative of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
9.     Choice of Law; Venue.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to any conflict of law principles. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties pursuant to this Agreement that is not subject to arbitration pursuant to Section 7.5 of the Employment Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of San Diego, California, or the federal courts of the United States for the Southern District of California, and no other courts.
10.    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
11.    Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of Executive under this Agreement shall be liable for, or subject to, any obligation or liability of Executive.
12.    Further Assurances. From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement, and to provide adequate assurance of Executive’s due performance thereunder.
13.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
14.    Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the Effective Date.

PICO HOLDINGS, INC.

By: /s/ Max Webb
Name: Max Webb
Title: Executive Chairman

EXECUTIVE

/s/ John T. Perri
John T. Perri

AMENDMENT TO TRANSITION AGREEMENT
This Amendment to Transition Agreement (“Amendment”), effective as of November 27, 2018 (the “Effective Date”), is entered into by and between PICO Holdings, Inc., a Delaware corporation (the “Company”), and John T. Perri (“Executive”), and amends that certain Transition Agreement by and between the Company and Executive dated August 6, 2018 (the “Transition Agreement”).
Whereas, the Company and Executive entered into the Transition Agreement to set forth the terms and conditions governing the agreed upon transition in Executive’s employment with the Company; and
Whereas, the Company and Executive are entering into this Amendment to amend certain terms of the Transition Agreement.
Now, Therefore, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:
1.Section 4. Section 4 of the Transition Agreement is hereby amended and restated to read in its entirety as follows:

“4. Transition Period. For purposes of this Agreement, the “Transition Period” shall mean the period beginning on the Effective Date and ending on the date that is the earlier of:
(a) the date that the Company files its Quarterly Report on Form 10-Q for the three months ending March 31, 2019; and
(b) the date of Executive’s Involuntary Termination (as defined in the Employment Agreement and as amended pursuant to this Agreement).
In the event that the Transition Period ends on the date referred to in Section 4(a) above, then Executive’s Involuntary Termination shall be deemed to have occurred on such date.”
2.Section 6(a). Section 6(a) of the Transition Agreement is hereby amended and restated to read in its entirety as follows:

“(a)    Subject to Section 6(b), if Executive remains employed by the Company through the Transition Period, then the Company shall pay Executive a one-time cash bonus in the amount of $275,000, payable in a lump-sum within three business days following the completion of the Transition Period, subject to withholding of applicable taxes (the “Transition Bonus”).”
3.     Choice of Law; Venue.    The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of California without giving effect to any conflict of law principles. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties pursuant to this Amendment that is not subject to arbitration pursuant to Section 7.5 of the Employment Agreement (as defined in the Transition Agreement), the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of San Diego, California, or the federal courts of the United States for the Southern District of California, and no other courts.
4.     Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
5.    Effect of Amendment. Except as expressly modified by this Amendment, the Transition Agreement shall remain unmodified and in full force and effect.
6.     Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Amendment, and is knowingly and voluntarily entering into this Amendment.

In Witness Whereof, each of the parties has executed this Amendment as of the Effective Date.

PICO Holdings, Inc.

By: /s/ Max Webb
Name: Max Webb
Title: Executive Chairman

Executive

/s/ John T. Perri
John T. Perri

EXHIBIT A
EMPLOYMENT AGREEMENT

PICO HOLDINGS, INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between John T. Perri (“Executive”) and PICO Holdings, Inc. (the “Company”), effective as of January 1, 2017 (the “Effective Date”).

R E C I T A L S

WHEREAS, the Company and Executive wish to set forth in this Agreement the terms and conditions under which Executive will continue to be employed by the Company on and after the Effective Date;

NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree as follows:
ARTICLE 1

NATURE OF EMPLOYMENT

1.1.Effect of Agreement. This Agreement shall govern the terms of Executive’s employment with the Company on and after the Effective Date until it is terminated by either the Company or Executive pursuant to the terms set forth in Article 6.

1.2.At-Will Employment. Executive acknowledges and agrees that nothing in this Agreement shall be construed to imply that Executive’s employment with the Company is guaranteed for any period of time. Subject to the provisions of Article 6 hereof, Executive’s employment with the Company is at-will and either the Company or Executive may terminate the employment relationship at any time with or without cause and with or without notice.

ARTICLE 2

EMPLOYMENT DUTIES

2.1    Title/Responsibilities. Executive agrees to continue to serve the Company in the positions of Chief Financial Officer and Secretary. Executive shall have the powers and duties commensurate with such positions.

2.2    Full Time Attention. Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to the offices of Chief Financial Officer and Secretary and to such other services as the President and Chief Executive Officer and/or Board of Directors of the Company (the “Board”) may reasonably request.

2.3    Other Activities. Except upon the prior written consent of the Board, Executive shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an “Affiliated Company”), provided that passive ownership of less than one percent (1%) of the outstanding securities of any publicly traded company shall not be deemed a violation of this Section 2.3. Executive shall not serve on any private or public company board of directors in the absence of a resolution of the Company’s Board, provided that Executive shall not be prohibited from engaging in charitable or non-profit endeavors that do not materially interfere with the performance of his obligations under this Agreement.

ARTICLE 3

COMPENSATION

3.1    Base Salary. Executive shall receive a base salary at an annual rate of $440,000, payable in equal installments in accordance with the Company’s normal payroll practices. The Board, upon recommendation from the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, may increase or decrease Executive’s base salary from time to time.

3.2    Incentive Bonus. Executive shall be eligible to participate in the PICO Holdings, Inc. Executive Bonus Plan (the “Bonus Plan”), as amended from time to time, in accordance with the terms and conditions of the Bonus Plan.

3.3    Withholdings. All compensation and benefits payable to Executive under this Agreement shall be subject to all federal, state, and local taxes and other withholdings and similar taxes and payments required by applicable law.

ARTICLE 4

EXPENSE ALLOWANCES AND FRINGE BENEFITS

4.1    Vacation. During the term of this Agreement, Executive shall not accrue paid vacation or personal time off under any current or future vacation or paid time off policy of the Company (collectively, the “PTO Plans”). Executive may take reasonable time off for vacation, consistent with the needs of the Company’s business, and shall notify the Board of such vacation usage, consulting in advance with the Board as appropriate. Executive’s accrued vacation and paid time off account balance of $148,229.86 as of December 31, 2016 (the “Balance”) shall not be affected by this Section 4.1, and such Balance shall be payable in full upon Executive’s termination of employment with the Company for any reason.

4.2    Benefits. During Executive’s employment hereunder, the Company shall provide Executive with the health insurance, welfare, retirement and other similar benefits it generally provides to its other senior management employees, on terms no less favorable than those provided to any other employee; provided, however, that Executive shall not be eligible to participate in any PTO Plans. The amount and extent of any benefits to which Executive may be entitled shall be governed by the specific benefit plan or policy as it may be amended from time to time.

4.3     Business Expense Reimbursement. During the term of this Agreement, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder. Executive agrees to furnish to the Company adequate records and other documentary evidence of such expense for which Executive seeks reimbursement at least on a quarterly basis. Such expenses shall be reimbursed and accounted for under the policies and procedures established by the Company, and such reimbursement shall be made promptly.

ARTICLE 5

CONFIDENTIALITY

5.1    Confidentiality. Executive hereby agrees to hold in strict confidence and not to disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of Executive’s employment with the Company, all Confidential Information in Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to Executive or known by Executive as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its Affiliated Companies.

5.2    Return of Property. All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Executive in the course of his employment with the Company shall be and remain the sole property of the Company. Executive agrees that, upon the termination of his employment, he shall return all such property (whether or not it pertains to Confidential Information).

5.3    No Use of Prior Confidential Information. Executive will not intentionally disclose to the Company or use on its behalf any confidential information belonging to any of his former employers or any other third party.

ARTICLE 6

TERMINATION

6.1.Involuntary Termination. In the event of Executive’s Involuntary Termination, the Company shall pay to Executive on the date of such termination of employment (the “Termination Date”), to the extent not previously paid, Executive’s base salary then in effect through the Termination Date and Executive’s accrued but unused vacation and other paid time off. In addition, provided that Executive executes and delivers to the Company in connection with such termination of employment a Release of Claims (as defined in Section 7.8 of this Agreement) and the period for revocation, if any, of the Release of Claims has lapsed on or before the sixtieth (60th) day following the Termination Date without the Release of Claims having been revoked, the Company shall provide Executive with the following, subject to Section 7.7 of this Agreement:

(a)Base Salary. Executive shall receive an amount (less applicable tax withholdings) equal to twenty-four (24) months of Executive’s base salary as in effect on the Termination Date (without giving effect to any reduction in base salary amounting to Good Reason). Any such amount shall be paid in a lump sum in cash on the sixtieth (60th) day following the Termination Date.

(b)Bonus. Executive shall receive an amount, if any, under Section 8 of the Bonus Plan, as determined in accordance with such Section. Any such amount (less applicable tax withholdings) shall be paid in accordance with such Section.

(c)Equity Award Acceleration. All equity awards granted by the Company to Executive that are outstanding and unvested as of the Termination Date shall become fully and immediately vested, effective as of the Termination Date.

(d)Continued Healthcare. If Executive and Executive’s eligible dependents then participating in the Company’s group health insurance plans elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the premium for Executive and Executive’s covered dependents on a monthly basis through the earlier of (i) the one (1) year anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) (the “COBRA Payment Period”). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.

(e)
Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health

Service Act), then in lieu of paying the COBRA premiums, the Company will pay Executive, for each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for such month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”). Executive may, but is not obligated to, use any such Special Severance Payment toward the cost of COBRA premiums. Special Severance Payments (if any) will be made to Executive on a monthly basis as follows: (i) if the Company does not pay the COBRA premiums for any month during the sixty (60)-day period following the Termination Date, a Special Severance Payment will be made to Executive on the sixtieth (60th) day following the Termination Date and will be equal to the aggregate amount of the COBRA premiums for such months; and (ii) following such sixty (60)-day period, if the Company does not pay the COBRA premiums for any remaining month during the COBRA Payment Period, a Special Severance Payment will be made to Executive on the first day of such month and will be equal to the COBRA premiums for such month.

6.2.Exclusivity. The provisions of Section 6.1 of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled in the event of Executive’s Involuntary Termination. In such circumstances, Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in Section 6.1 above. Notwithstanding the foregoing, to the extent not previously paid, Executive shall be entitled to receive any bonus payable to Executive under Section 7 of the Bonus Plan with respect to the Plan Year (as defined in the Bonus Plan) that ended immediately prior to the Plan Year in which Executive’s Involuntary Termination occurs (which bonus, if any, shall be paid in accordance with Section 7 of the Bonus Plan).

6.3.Other Termination. In the event of Executive’s termination of employment with the Company for any reason, other than due to an Involuntary Termination, (i) the Company shall pay to Executive on the date of such termination, in each case to the extent not previously paid, Executive’s base salary then in effect through the date of such termination, Executive’s accrued but unused vacation and other paid time off, and any bonus payable to Executive under Section 7 of the Bonus Plan with respect to the Plan Year (as defined in the Bonus Plan) that ended immediately prior to the Plan Year in which Executive’s termination occurs (which bonus, if any, shall be paid in accordance with Section 7 of the Bonus Plan), and (ii) Executive shall not be entitled to any payments or benefits under Section 6.1 of this Agreement or any other severance payments or benefits.

6.4.Resignation from Boards. Executive acknowledges and agrees that in the event of Executive’s termination of employment with the Company for any reason, Executive hereby automatically and irrevocably resigns from any position that he may then have as an executive or member of the board of directors or board of managers of any company or entity other than the Company, to which he was appointed or elected or designated to be appointed or elected by the Company, effective as of the date of such termination.

6.5.Golden Parachute Payments. In the event that the severance payments and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6.5, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Executive’s severance payments and benefits under this Agreement shall be payable either

a.in full, or

b.as to such lesser amount which would result in no portion of such severance payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance payments and benefits under this Agreement, notwithstanding that all or some portion of such severance payments or benefits may be taxable under Section 4999 of the Code. Any reduction in the severance payments and benefits required by this Section 6.5 will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, the accelerated vesting of each equity award will be reduced on a pro-rata basis.

The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in severance payments and benefits that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section 6.5. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section 6.5. The Company and Executive shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Executive.

6.6.Definition of Terms. Capitalized terms not otherwise defined by this Agreement shall have the following meanings:

a.“Cause” means the occurrence of any of the following:

(i)Executive’s willful and continued failure to materially perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action, unless the Board determines in the exercise of its reasonable good faith discretion that such failure is of such nature or extent that effective corrective action is impossible or unlikely (in which case such failure will constitute “Cause” even though Executive is not provided with thirty (30) days to take corrective action);

(ii)any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company and any Affiliated Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;

(iii)Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv)a breach of any fiduciary duty owed to the Company and any Affiliated Company by Executive that has a material detrimental effect on the Company’s or Affiliated Companies’ reputation or business;

(v)Executive being found liable in any United States Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);

(vi)Executive (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede, or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”); provided, however, that Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(vii)     Executive’s material breach of any contract or agreement between Executive and the Company (including this Agreement) or Executive’s intentional and material violation of any material policy of the Company.

b.“Disability” means Executive’s absence, as a result of incapacity due to physical or mental illness, from Executive’s duties with the Company on a full-time basis for 90 or more consecutive days or a total of 180 or more days in any twelve-month period.

c.“Involuntary Termination” means the occurrence of either (i) termination by the Company of Executive’s employment with the Company for any reason other than Cause or (ii) Executive’s Resignation for Good Reason; provided, however, that Involuntary Termination shall not include any termination of Executive’s employment which is (x) for Cause, (y) a result of Executive’s death or Disability, or (z) a result of Executive’s voluntary termination of employment which is not a Resignation for Good Reason.

d.“Resignation for Good Reason” means the voluntary resignation by Executive from employment with the Company within a period of ninety (90) days after the initial occurrence, without Executive’s express written consent, of any of the following conditions (each, a “Good Reason”) which remains in effect for thirty (30) days after Executive’s delivery of written notice of the occurrence of such condition(s) to the Board within thirty (30) days following the initial occurrence of such condition(s):

i.a material diminution in Executive’s authority, duties or responsibilities (for the avoidance of doubt, any change in authority, duties and responsibilities that occurs as a result of the monetization or disposition of assets by the Company shall not be considered such a diminution in authority, duties or responsibilities);

ii.a material reduction in the health and welfare insurance, retirement or other benefits available to Executive as of the Effective Date (except for reductions in such benefits applicable to senior executive employees of the Company generally);

iii.a material reduction in Executive’s base salary as of the Effective Date (except for any reduction in such base salary that is proportional to or commensurate with a decrease in the Company’s assets that occurs as a result of the monetization or disposition of assets by the Company); or

iv.the failure of the Company or any Successor to honor any material term of this Agreement.

ARTICLE 7

GENERAL PROVISIONS
7.1.Successors.

a.Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (a “Successor”) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any Successor which executes and delivers the assumption agreement described in this Section 7.1(a) or which becomes bound by the terms of this Agreement by operation of law.

b.Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.2    Notice.

c.General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to

Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, attention: Board of Directors.

d.Notice of Termination. Any termination by the Company for Cause or by Executive pursuant to a Resignation for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7.2(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date, consistent with the requirements of this Agreement. The failure by Executive to include in the notice any fact or circumstance that contributes to a showing of the existence of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

7.3.Non-Solicitation; Non-Disparagement. Executive shall not for a period of two (2) years following Executive’s termination of employment with the Company for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 7.3. Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents.

7.4.Survival of Provisions. The provisions of Sections 5.1 and 7.3 of this Agreement shall survive the termination or expiration of Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in Section 5.1 or Section 7.3 of this Agreement is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

7.5.Dispute Resolution.

a.To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single neutral arbitrator, in San Diego County, California, conducted by the American Arbitration Association (“AAA”) under its rules for arbitration of employment disputes. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Each party shall bear its own respective attorney fees and all other costs, unless provided by law and awarded by the arbitrator; provided, however, that the Company shall pay all AAA arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

b.Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and

Housing, the Equal Employment Opportunity Commission or the workers’ compensation Committee. This Agreement, does, however, preclude Executive from pursuing court action regarding any such claim.

c.Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

7.6.Remedies.

(a)Injunctive Relief. The parties agree that the services to be rendered by Executive hereunder are of a unique nature and that in the event of any breach or threatened breach of any of the covenants contained herein, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive, in addition to any other relief (including damage) available to the Company under this Agreement or under law.

(b)Exclusive. Both parties agree that the remedy specified in Section 7.6(a) above is not exclusive of any other remedy for the breach by Executive of the terms hereof.

7.7.Compliance with Section 409A of the Code. The parties intend that this Agreement (and all payments and other benefits provided under this Agreement) be exempt from the requirements of Section 409A of the Code and the regulations and rulings issued thereunder (collectively, “Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments or benefits, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

a.No amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Executive has incurred a “separation from service” within the meaning of Section 409A. Furthermore, to the extent that Executive is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology) as of the date of Executive’s separation from service, the Company shall, within ten (10) business days after the date of Executive’s separation from service, notify Executive that the Company is applying this Section 7.7(a) to the payment otherwise due to be paid to Executive and shall acknowledge in writing its obligation to accumulate and hold such amount in trust until paid in accordance with this Section 7.7(a) and except as otherwise permitted by Section 409A, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service (the “Delayed Payment Date”). All such amounts that would, but for this Section 7.7(a), become payable prior to the Delayed Payment Date will be accumulated, held in trust for the benefit of Executive (subject only to the claims of the general creditors of the Company), and paid on the Delayed Payment Date. If a tax liability is created, the Company will withhold and pay any tax owed and the net of tax amount will be held in trust.

b.Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

c.With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive, and (iii) any such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

d.The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

7.8    Release of Claims. Executive shall provide the Company with a signed general release of all claims against the Company and its Affiliated Companies in a form reasonably acceptable to the Company (a “Release of Claims”). Executive shall not be entitled to the payments and benefits under Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d) of this Agreement unless such Release of Claims is signed and delivered and no longer subject to revocation (if applicable) within the time specified in the Release of Claims, but in no event later than the sixtieth (60th) day following the Termination Date.

7.9    Unfunded Obligation. Any amounts payable to Executive pursuant to this Agreement are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts (other than in accordance with Section 7.7(a) of this Agreement), or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and Executive, or otherwise create any vested or beneficial interest in Executive or Executive’s creditors in any assets of the Company.

7.10    No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement by seeking employment with a new employer or otherwise, nor shall any such payment or benefit be reduced by any compensation or benefits that Executive may receive from employment by another employer other than as provided in Section 6.1(d) of this Agreement.

7.11.Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by a duly authorized representative of the Board. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

7.12.Whole Agreement. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, but not limited to, the Amended and Restated Severance Agreement that was made and entered into by and between Executive and the Company, effective as of March 11, 2016.

7.13.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

7.14.Choice of Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to any conflict of law principles. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties pursuant to this Agreement that is not subject to arbitration pursuant to Section 7.5 of this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of San Diego, California, or the federal courts of the United States for the Southern District of California, and no other courts.

7.15.Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

7.16.Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of Executive under this Agreement shall be liable for, or subject to, any obligation or liability of Executive.

7.17.Further Assurances. From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and the Release of Claims, and to provide adequate assurance of Executive’s due performance thereunder.

7.18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

7.19.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, as of the day and year set forth below.

PICO HOLDINGS, INC.

By: _______________    Date: _______________
Name:
Title:

EXECUTIVE

___________________    Date: _______________
Name:

EXHIBIT B
DESIGNATED DUTIES

•	Actively assist the Company in recruiting a permanent or temporary Financial Controller to be located in the Carson City, NV office of Vidler Water Company, Inc. (“Vidler”).

•	Actively assist the Company in recruiting financial accounting and reporting staff that will report to the new Financial Controller (positions to be located in Vidler’s Carson City, NV office).

•
Assist in transitioning the new Financial Controller in all day to day oversight of:  SEC financial reporting and filing, internal controls over financial reporting, preparation of internal management accounts and analyses, IT function, 401(k) reporting, treasury and payroll.

•	Actively assist in closing the Company’s corporate offices located in La Jolla, CA.

•	Actively assist in implementing and transitioning new accounting staff and function to Vidler’s Carson City, NV office.

•	Overseeing all of the Company’s SEC and other regulatory requirements, as well as overseeing all interactions between the Company and its independent auditors.